Exhibit 10.4

SEVERANCE PAY PLAN FOR ELIGIBLE EMPLOYEES OF

GENTHERM INCORPORATED

(Effective January 29, 2021)

This document serves as both the summary plan description and the plan document for the Severance Pay Plan for Eligible Employees of Gentherm Incorporated (the “Plan”).

TERMS AND CONDITIONS

Introduction

This document sets forth the terms and conditions of the Severance Pay Plan for Eligible Employees of Gentherm Incorporated (the “Company”). This Plan is effective as of January 29, 2021, and supersedes any and all prior severance plans or arrangements (except for any employment agreements, offer letters or similar type of agreement, in effect now or in the future, to the extent they contain currently applicable severance provisions or such other severance plan to the extent such other plan specifically provides that it is not superseded) maintained for the benefit of the Company, and all such prior plans or arrangements (other than the excepted employment agreements, offer letters, similar type of agreements and other severance plans) are null and void as of January 29, 2021. For the avoidance of doubt, the treatment of equity awards shall be governed by the terms and conditions of such applicable equity plan and award agreements.

The purpose of this Plan is to provide financial assistance to Employees to help ease the burden that may result from involuntary termination of employment from the Company. The Plan is a severance pay plan within the meaning of the United States Department of Labor regulations Section 2510.3-2(b) and is intended to be an unfunded welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be interpreted and administered accordingly.

1.	Definitions. The following terms when capitalized shall have the following meaning:

a.	“Base Pay” means an Employee’s regular salary, not counting overtime, bonuses, commissions, shift differential, adders or any other premium pay consideration.

b.

“Cause” means the Company’s good faith determination that one or more of the following has occurred with respect to an Employee: (i) the commission or conviction of (including upon a plea of no contest or nolo contendere) a felony, a crime involving moral turpitude, or any other crime the conviction of which will likely result in incarceration, except to the extent applicable law restricts the Company from making an employment decision based on such a conviction; (ii) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company; (iii) reporting to work under the influence of alcohol, the use of illegal drugs, or the abuse of prescription drugs; (iv) conduct or publicity, not otherwise protected by law, having the potential to cause the Company public disgrace, disrepute or economic harm; (v) insubordination and/or the failure to timely perform duties reasonably directed by the Company; (vi) a breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company; (vii) any material breach of any agreement between Employee and the Company; or (viii) Employee’s material violation of a material Company policy.

c.

“Employee” means an individual employed by the Company and who is designated by the Company as a common law employee of the Company and paid by Company payroll. Employee shall not include any leased employee, independent contractor, or any other individual who provides services to the Company and who is not classified as an employee by the Company, even if a court, administrative agency, or other entity determines that such individual is a common-law employee.

d.	“Full-Time Employee” means an Employee who is normally scheduled to work at least 30 hours per week.

e.	“Part-Time Employee” means an Employee who is normally scheduled to work 20 or more hours per week, but less than 30 hours per week.

f.	“Plan Administrator” means the Company.

g.	“Separation Agreement” means a separation agreement which contains a release of claims and other terms in consideration of receipt of a Severance Benefit.

h.	“Severance Benefits” means the benefits provided under Section 3 of the Plan.

i.	“Termination Date” is the date the Employee’s employment with the Company is terminated, which is determined by the Company in its sole discretion.

j.

“Year of Service” or “Years of Service” means each completed year of employment with the Company which is credited in accordance with the method of crediting service used by the Company since the Employee’s most recent hire date. Years of Service shall include service with any predecessor entity, as may be determined by the Company. Certain approved leaves of absence may be credited towards an Employee’s Years of Service.

2.

Eligibility. An active Full-Time Employee or active Part-Time Employee of the Company whose employment with the Company is involuntarily terminated without Cause may be considered for Severance Benefits under the Plan. Employees who are designated as student employees/interns or co-op employees, as determined by the Company, in its sole discretion, are not eligible for Severance Benefits under the Plan. The Company, in its sole discretion, shall determine on a case by case basis whether to pay benefits. There is no legal obligation to pay benefits under the Plan to any Employee.

Employees are not eligible to receive benefits under this Plan unless the Employee is involuntarily terminated without Cause and the Company, in its sole discretion, decides to pay benefits to the Employee. Employees who receive Severance Benefits under this Plan are not eligible to receive benefits under any other voluntary or involuntary severance plan, and/or retention bonus plan, program, or policy offered by the Company, unless entitled to such benefits in writing signed by an officer of the Company. Participation in the Plan will be at the discretion of the Company.

Except as determined by the Company, in its sole discretion, an Employee who terminates employment in any of the following circumstances will be ineligible for benefits under the Plan:

a.

The Employee voluntarily terminates employment with the Company. This shall include an Employee who fails to return from a leave of absence upon its expiration (with no job restoration rights), resigns or retires, dies, fails to return from a temporary layoff after being recalled, or fails to accept a transfer or reassignment within the Company.

b.	The Employee is not actively employed due to disability (as defined in the applicable disability plan of the Company) or other approved leave of absence for a period of more than six (6) months.

c.	The Employee is on layoff with the expectation of recall when business improves.

d.	The Employee does not remain at work until the Termination Date.

e.	The Employees does not execute a confidentiality agreement on a form acceptable to the Company, in its sole discretion.

f.

The Employee engages in conduct during any pre-termination notice period that would constitute Cause or is terminated for any other reason determined by the Company to be an ineligible circumstance under this Plan.

g.	The Employee and the Company enter into an agreement (including any offer letter) providing for separation or severance benefits other than those provided by this Plan.

h.	The Employee’s job is eliminated in conjunction with a sale, part of a sale, merger or transfer to a purchaser of any portion of the Company or its assets.

i.	The Employee is covered by a collective bargaining agreement, unless such collective bargaining agreement specifically provides for coverage under this Plan.

j.

The Employee is covered by an authorized written employment agreement, offer letter or similar type of agreement containing a severance provision or an authorized written severance, resignation, or settlement agreement.

k.

The Employee terminates employment with the Company as a result of the outsourcing of Employee’s position, if the Employee is offered employment by the outsourcing company at a comparable rate of pay. For purposes of this section, “outsourcing company” includes the entity with which the Company enters into an outsourcing agreement and any related entity or subcontractor thereof. An Employee is offered employment at a “comparable rate of pay” if the base pay (exclusive of benefits) of the offer of employment is at least 90% of the Employee’s Base Pay (exclusive of benefits).

l.	The Employee is not on the Company’s U.S. payroll or is not an expatriate from the U.S.

An Employee must execute and not revoke a Separation Agreement within the time period specified by the Company in order to receive a Severance Benefit under the Plan. If an Employee fails to validly execute a Separation Agreement (or revokes such Separation Agreement within the prescribed revocation period), Severance Benefits will not be paid to such Employee. Additional information regarding the Separation Agreement is provided in Appendix B.

3.	Severance Benefits. Severance Benefits under the Plan shall be determined in accordance with Appendix A, attached hereto.

Severance Benefits shall be paid to each Employee who works through his/her employment Termination Date as set forth in Appendix A, as soon as practicable after the Employee signs and returns the Separation Agreement and after the seven (7) day revocation period has passed (if applicable), as explained in Appendix B.

Severance Benefits shall not be considered pensionable earnings for purposes of determining a pension benefit, if any, shall not be eligible for inclusion for purposes of determining 401(k) deferrals and match, if any, and shall not be eligible for inclusion for purposes of determining overtime, if any, or for any other purposes as may be determined by the Company.

4.

Reemployment. Employees who are (i) rehired after January 29, 2021, (ii) subsequently involuntarily terminated by the Company and (iii) are determined to be eligible to receive Severance Benefits as determined by the Company, in its sole discretion, shall have Severance Benefits determined under the chart described in Section 3 based on Years of Service performed before and after his or her rehire date, provided (a) that such rehired Employee did not receive any prior severance benefits pursuant to this Plan or any other plan, arrangement or agreement of the Company, (b) that the period between the prior termination and the date of rehire is greater than one year, but less than five years, and (c) that in the case of rehired Employees that previously voluntarily terminated employment with the Company, such rehired Employee is employed with the Company for at least one year after his or her rehire date. If a rehired Employee does not meet all of these conditions, then Severance Benefits, if any, will be based only on the Years of Service performed after the rehire date.

An Employee may not receive wages or other compensation for working at the Company and Severance Benefits for the same time period. If an Employee signed and did not revoke a Separation Agreement and received Severance Benefits and is subsequently rehired or returns to work at the Company during the period for which the aggregate Severance Benefit was calculated in any capacity (whether as an employee, independent contractor, third party contract employee, consultant, etc.), the Employee must repay the portion of the Severance Benefits applicable to the period which begins on the date the Employee is rehired. In the alternative, the Employee may authorize a wage or salary reduction for such repayment. If the Company in its sole discretion determines that the Employee’s services address a critical business need, then it may be determined that no such repayment is required.

5.

Offset and Non-Duplication. The Plan and the benefits provided pursuant to the Plan are being made available on a voluntary basis by the Company and are not required by any legal obligation. Benefits under the Plan are not intended to duplicate other benefits. Any Severance Benefit under this Plan may be in lieu of any severance pay, notice period or benefits required or provided under any federal, state, or local law or ordinance, including without limitation the Worker Adjustment and Retraining Notification Act or any similar state law. The Plan Administrator shall determine how to apply this provision, and may override other provisions of the Plan in doing so.

6.

Plan Administration. The Plan shall be administered by the Company. The Company shall have the absolute and sole discretionary authority to (a) construe and interpret the provisions of the Plan, Plan documents, summary plan description, as well as any communications related to the Plan, (b) make factual determinations thereunder, including determining the rights or eligibility of Employees, and the amounts of their benefits under the Plan, and (c) remedy ambiguities, inconsistencies, or omissions. Such determinations shall be binding on all parties. Benefits will only be paid if the Company, in its sole discretion, determines that an Employee is entitled to them.

The Company has the authority to delegate any of its powers under this Plan (including, without limitation, its power to administer claims and appeals, however, excluding the power to amend, modify or terminate the Plan) to any other person, persons, or committee in the administration of this Plan. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation shall include the same sole discretionary and final authority that the Company has listed herein, and any decisions, actions, or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Company.

The Company hereby delegates its authority as Plan Administrator (a) to the Compensation Committee of the Board with respect to any Employee who has been designated by the Board as a member of the Executive Committee and (b) to the Company’s Chief Human Resources Officer with respect to any Employee who is not a member of the “Executive Committee” as designated by the Board from time to time; provided, however, that the Board may at any time determine, in its sole discretion, to act as the Plan Administrator with respect to the Plan.

7.

Amendment and Termination. Severance Benefits provided under the Plan are at the discretion of the Company and are not a contractual obligation. Nothing in this Plan shall give an Employee the vested right to any benefit under the Plan. The Company, as Plan Sponsor, reserves the right to amend, modify or terminate the Plan, from time to time, in its sole discretion. Such amendment or termination may be accomplished by a written action of the Company’s Chief Human Resources Officer or such other officer delegated the authority to take such actions. Plan amendments may include, but are not limited to, elimination or reduction in the level or type of benefits provided to an Employee and may be retroactive or prospective in nature. As a matter of prudent business planning, the Company, as the sponsor of this Plan, is continually reviewing and evaluating various proposals for changes in the Plan.

When the Company is acting in this manner, it is not acting in the capacity of a plan administrator, but as the sponsor of the Plan. When acting in its capacity as plan sponsor, the Company does not have a fiduciary duty to the Plan or participants.

Because of the need for confidentiality, decisions regarding changes in the Plan are not discussed or evaluated below the highest levels of management. Until a Plan amendment is actually adopted by the Company, the Plan Administrator and lower level managers and other employees of the Company do not know whether the Company will change the Plan and are not in any position to advise any employee about possible changes. Any speculation or statements about future changes should be disregarded and may not be relied upon by any Employee. Unless and until changes in the Plan are formally announced by the Company, no one is authorized to give assurances that a change will or will not occur.

8.	Withholding. The Company shall withhold from any amounts payable under the Plan, all federal, state, city and local taxes as shall be legally required.

9.

Severability. In the event that any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained in the Plan.

10.

Internal Revenue Code Section 409A. It is intended that the Plan (and any payments) will be exempt from or in compliance with Internal Revenue Code Section 409A (“Section 409A”), and the Plan (and any payments) shall be interpreted and construed on a basis consistent with such intent. The term “termination of employment” and similar terms relating to an Employee’s termination of employment mean a “separation from service” as that term is defined under Section 409A. Each payment made under the Plan shall be treated as a separate payment for purposes of Section 409A. If any benefits payable under the Plan constitute non-qualified deferred compensation under Section 409A, such benefit shall commence on the first payroll scheduled after the expiration of the sixty (60) day period immediately following the Employee’s Termination Date, provided that the Separation Agreement becomes effective and irrevocable during such sixty (60) day period. If an Employee is a “specified employee” (as that term is used in Section 409A) on the date his/her separation from service becomes effective, any benefits payable under the Plan that constitute non-qualified deferred compensation under Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his/her separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A. On the earlier of (X) the business day following the six-month anniversary of the date his/her separation from service becomes effective, and (Y) the Executive’s death, the Company shall pay the Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Employee prior to that date. The Plan (and any payments) may be amended (in accordance with Section 7 of the Plan) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments. A participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Plan (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold a participant harmless from any or all of such taxes or penalties.

11.

Claims Procedures. To make a claim for payment under the Plan, an Employee must submit a detailed, written explanation of his or her claim to the Plan Administrator within 90 days after his or her employment is involuntarily terminated without Cause. To dispute the amount of any payment, an Employee must submit a detailed, written explanation of his or her claim to the Plan Administrator within 90 days after payment is made.

If a claim is denied, in whole or in part, the Employee will receive a full written explanation from the Plan Administrator within 90 days of the date his or her claim is received. If special circumstances exist, the 90-day period may be extended an additional 90 days by the Plan Administrator. If an extension is necessary, the Plan Administrator will provide written notice to the Employee of the extension within the original 90-day period. This explanation will include: (i) the reason(s) for denial, (ii) references to any applicable Plan provisions on which the denial is based, (iii) a description of any additional information the Employee may need to submit and the reason the additional information is necessary and (iv) information on how to appeal the claim denial with the Plan Administrator. The Employee will be provided, upon request and free of charge, reasonable access to and copies of any information relevant to his or her claim.

To appeal a claim denial, the Employee should send a written appeal to the Plan Administrator with any relevant materials in support of his or her appeal within 60 days of receiving the denial of the claim. The Plan Administrator will respond to the appeal in writing within 60 days. The 60-day period may be extended up to another 60 days if the Plan Administrator determines that special circumstances require an extension of time, but if there is an extension, the Employee will be notified in writing before the original time period ends. If the appeal is denied, in whole or in part, the Plan Administrator’s response will include: (i) the reason(s) for denial, (ii) references to any applicable Plan provisions on which the denial is based, and (iii) a statement that the Employee is entitled to receive, upon request and free of charge, reasonable access to and copies of any information relevant to the claim.

No Employee shall be permitted to bring legal action, including a lawsuit, either in law or equity, until after such Employee has exhausted and complied with the claims and appeals provisions described above. If an Employee does not receive a response to his or her claim or appeal within any of the applicable deadlines, his or her request will be deemed denied and the Employee will be treated as having exhausted his or her administrative remedies under the Plan. An Employee may not bring legal action, including a lawsuit, either in law or equity, more than one year after a final decision is rendered on a claim. In order to raise an issue in any legal action related to the claim, an Employee must have clearly raised such issue during the claims and appeals procedure described above.

PLAN INFORMATION

Plan Sponsor/Plan Administrator

Gentherm Incorporated

21680 Haggerty Road

Northville, MI 48167

248-504-0500

Plan Name

Severance Pay Plan for Eligible Employees of Gentherm Incorporated

Plan Number

[506]

Plan Sponsor’s Employer Identification Number

95-4318554

Agent for Service of Process

Gentherm Incorporated

21680 Haggerty Road

Northville, MI 48167

248-504-0500

Plan Funding

Funds for the Plan are paid out of the general assets of the Company.

Plan Year

The calendar year beginning January 1 and ending December 31.

No Employment Rights

The Plan shall not confer employment or re-employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employment of the Company and nothing shall restrict the right of the Company to terminate the employment of any Employee.

No Assignments

An employee’s benefits from the Plan cannot be assigned, transferred, or sold to anyone else. An employee’s benefits also cannot be used as collateral for loans or pledged in payment of debts, contracts or any other liability.

Laws Governing

Except to the extent preempted by federal law, the laws of the state of Michigan shall be controlling on all matters relating to this Plan regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction.

Your Rights Under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “Fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court, but only after you have exhausted the plan’s claims and appeals procedure. If plan Fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the party you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if the court finds that your claim is frivolous).

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor. The EBSA can be reached at:

Employee Benefits Security Administration

U.S. Department of Labor

Public Disclosure Room,

Suite N-1513

200 Constitution Avenue N.W.

Washington, D.C. 20210

1-202-693-8673

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the EBSA publications hotline.

APPENDIX A

Severance Benefits

Executive Committee Member

(Designated by the Board of Directors as an Officer of the Company)

Severance Benefits	One (1) year of Base Pay, payable in a single lump sum payment.

COBRA Subsidy	One (1) year of COBRA Subsidy. The COBRA Subsidy shall be equal to the employer portion of the monthly premium for active employee coverage, based on the Employee’s coverage selection. The Employee shall be responsible for the remaining portion of the any applicable COBRA premium.

Annual Bonus	The annual bonus for the year in which the termination occurs shall payable on a pro-rated basis based on the number of months (including partial months) of active employment during such fiscal year divided by 12 months and will be determined based on target performance. Such annual bonus shall be payable in a lump sum at the time severance benefits are paid. To the extent the annual bonus for the year prior to the year in which the termination of employment occurs has not been made, payment of such annual bonus shall be made at same time the Company makes payment of such annual bonuses to active employees. For the avoidance of doubt, the treatment of any bonus payment hereunder shall supersede the terms and conditions of any such bonus plan and such payment hereunder shall be in lieu of any bonus payment under any such bonus plan.

APPENDIX A

Severance Benefits

Severance Benefits	Two (2) weeks of Base Pay for every one year of completed service with a minimum of eight (8) weeks of Base Pay and a maximum of 26 weeks of Base Pay, payable in a single lump sum payment.

COBRA Subsidy	One (1) month of COBRA Subsidy for every two (2) years of completed service with a minimum of two (2) months of COBRA Subsidy and a maximum of six (6) months of COBRA Subsidy. The COBRA Subsidy shall be equal to the employer portion of the monthly premium for active employee coverage, based on the Employee’s coverage selection. The Employee shall be responsible for the remaining portion of the any applicable COBRA premium.

Annual Bonus	To the extent the annual bonus for the year prior to the year in which the termination of employment occurs has not been made, payment of such annual bonus shall be made at same time the Company makes payment of such annual bonuses to active employees. For the avoidance of doubt, the treatment of any bonus payment hereunder shall supersede the terms and conditions of any such bonus plan and such payment hereunder shall be in lieu of any bonus payment under any such bonus plan.

APPENDIX B

SEPARATION AGREEMENT AND GENERAL RELEASE

In order to receive full benefits under the Plan, you have to sign a Separation Agreement and, if applicable, not later revoke it. The Separation Agreement is a legal document which provides a release of certain claims against the Company and others. In addition to your revocation of the release during the applicable period, any additions, deletions, and/or revisions to your Separation Agreement that are not made by an authorized representative of the Company prior to submission will invalidate it and you will not receive benefits under the Plan. Information regarding a particular action shall be provided in accordance with the Older Workers Benefit Protection Act (“OWBPA”), if applicable. That information is contained in an OWBPA Supplement, which is part of this Plan by reference.

Timing to sign the Separation Agreement and General Release:

•

If you are 40 years old or older, you may sign the Separation Agreement and General Release no earlier than your Termination Date and no later than 45 days (for group separations) or 21 days (for individual separations) from receipt of your Separation Agreement. You are not permitted to sign the Agreement prior to your Termination Date unless you also re-sign and date the Agreement on your Termination Date.

•

Further, if you are 40 years old or older, you have 7 days after signing the Separation Agreement to revoke your decision (to sign the release). This revocation must be made in writing. See the Separation Agreement for further details on how to revoke the Separation Agreement.

•

If you are under 40 years old, you may sign the Separation Agreement and General Release no earlier than your Termination Date and no later than 21 days from receipt of your Separation Agreement. You are not permitted to sign the Agreement prior to your Termination Date unless you also re-sign and date the Agreement on your Termination Date. Employees under 40 years old do not have any revocation rights.

The Separation Agreement is a legal contract, and you should consult with legal counsel about your decision to sign it. By signing the Separation Agreement, among other things, you will be releasing all potential claims against the Company, all of its past and present affiliate(s), division(s), parent(s), successor(s), predecessor(s), assign(s), and subsidiary(ies), and all of its and their past and present directors, officers, managers, employees, agents, attorneys, shareholders, members, plans, plan administrators, trustees, and others acting by, through or in connection with any of them. In addition, the Separation Agreement may impose certain restrictions and obligations on you, including covenants regarding confidentiality, return of property, cooperation assistance, and non-disparagement. The Separation Agreement will also have other standard terms and provisions. The foregoing is not intended as a complete recitation of all of the terms of the Separation Agreement.

If you choose to sign the Separation Agreement, sign the original and return it to the Company within the time limits described above. Faxes will not be accepted. See the Separation Agreement for more details on how to submit the Separation Agreement.

The earliest that you may sign and return your Separation Agreement is on your Termination Date. If you do sign and return the Separation Agreement before your Termination Date, your Separation Agreement will not be valid and you will have to sign and return another Separation Agreement during the proper time period.

If you have any questions about the timing for signing and returning your Separation Agreement, please contact the Chief Human Resources Officer.

If Death Occurs During the Severance Process

If an employee is selected to participate in the Plan, and the Employee signs and submits a Separation Agreement on or after the Employee’s Termination Date, but the Employee dies prior to payment of benefits under the Plan, payment will be made to the Employee’s surviving spouse or if the Employee does not have a spouse, the Employee’s estate. If an Employee is selected to participate in the Plan, but dies prior to the Employee’s Termination Date, the Employee will not be eligible for benefits under the Plan. If an Employee is selected for the Plan and dies after his Termination Date, but before submission of the Separation Agreement, the Employee’s personal representative or the executor or administrator of the Employee’s estate may sign the Separation Agreement on the Employee’s behalf and submit the Separation Agreement to the Company, and benefits will be paid under the Plan thereafter.